EXHIBIT 99.3

                                   StorageTek
                      Q4 and Full Year 2002 Conference Call
                    Script of Prepared Remarks of Bobby Kocol

As Pat mentioned, we are very pleased with our fourth quarter results, and for that matter all of 2002. We believe we were able to gain market share across all product lines. Additionally, we improved productivity, maintained strong cost controls, adhered to solid asset management disciplines and produced healthy cash flow. These efforts allowed us to steadily improve our earnings and fortify an already strong balance sheet. Practically all of the financial metrics have improved from the prior year, including gross margins, expense ratios, operating margins, and almost every key balance sheet metric. The bottom line benefits we achieved in the quarter and for all of 2002 are a result of plans we embarked upon and communicated over two years ago, prior to the economic turmoil and geopolitical issues that have been present for some time. The increase in earnings over the prior year clearly demonstrates that the StorageTek team around the globe continues to execute on its plans even with challenging circumstances. With financial stability and flexibility, we are positioned to exploit the inevitable rebound in our industry with an emphasis on driving top line growth.

For the full year 2002, total revenues of $2.04 billion generated total net income of $110 million, or $1.02 per diluted share after tax. This includes a tax benefit of $10.5 million resulting from the favorable resolution of prior year tax audits, which added $.10 per share in the fourth quarter. Even without this benefit, this is the tenth straight quarter we have had earnings growth over the same quarter from the prior year.

Coming into the quarter, we were uncertain of the extent of any budget flush that is typical in most fourth quarters. With that, we were looking for sequential growth in product sales from Q3 to Q4 to be in the low to mid teens, with service revenues around $200 million. In the fourth quarter, sequential product sales growth was 26%, at $387 million, service revenues were $203 million, giving us total revenues of $590 million, a 4% increase over Q4 of last year.

Geographically, North America represented approximately 55% of total worldwide revenue in Q4, Europe was approximately 35%, while the rest of the world, the Pac Rim and Latin America, made up the remainder. North American revenue was up 10% year over year. Fourth quarter revenue in Europe was up 11% as reported, but relatively flat in constant currencies. And revenue in the rest of the world was down 5% as reported, and down 8% in constant currencies. Overall, the weak dollar provided favorable currency impacts in the quarter to revenue on a year over year basis of about 4 points.

Revenue performance through our indirect channels continued to show progress, growing 17% over Q4 of last year, and represented approximately 48% of total product sales in the quarter. For the full year 2002, the indirect channels grew 7%, and accounted for approximately 45% of total product sales. These results are very different from the prior year 2001 where indirect channel sales declined 9% for the full year. An improving indirect channel revenue stream will be key for us to achieve revenue growth as we continue penetrating the UNIX and NT markets.

Within our Products segment for the quarter, total tape sales were $287 million, a 7% decline from the prior year. Disk sales grew 43% to $57 million, and Network sales, which include the SN6K and various switches and directors we sell as part of the full solutions we offer, grew 45% year over year to $27 million.

Fourth quarter Service revenue was $203 million, a 12% increase over Q4 of last year. With that, we finished the year with a solid $764 million in service revenue, up 11% over 2001. We continue deploying resources in order to expand our reach into new markets within the services arena. These new addressable markets, including areas such as storage consulting services, implementation services and storage management services should provide additional growth vectors for us in the short and long term. The storage services market is projected to be over $25 billion by 2005, and we either have or are developing the infrastructure to exploit these opportunities. Being able to provide a full range of hardware, software, and services as part of a full solution is a very compelling value proposition for customers. We believe the benefits of this strategy are just starting to be realized. This is a very important and predictable revenue stream that provides solid margins and cash flow.

Gross margins in the quarter were solid. Total gross margins were 46% in the fourth quarter, and 45% for the full year. For the year, total gross margins increased 80 basis points over last year.

Product margins for the fourth quarter were strong at 47%, and for the total year were 45%, results similar to last year. However, a very important point to make here is that product margins held their ground for the quarter and year, even with indirect channel sales comprising a much larger percentage of total product sales as compared to last year. As you know, many of the solutions we sell through the indirect channels are smaller products that carry lower margins. So this puts downward pressure at the product margin level. However, our efforts during 2002 in driving operational efficiencies and ongoing cost reduction activities clearly paid off and contributed to the strength we had in margins.

Service margins for the quarter at 44% were an increase of approximately 60 basis points over Q4 of last year. For the full year, service margins of 44% improved 330 basis points over 2001.

In 2003, it's a little early to pinpoint how much, if any, margin expansion we can realize in the year. Product mix, channel mix, and further operational efficiencies will be the key for maintaining or growing "product" margins. Rebounding sales through our indirect channels, which are typically at lower gross margins, will put downward pressure at the "product" margin level. However, a net positive benefit should come through incremental sales and additional operating margin, providing incremental profitability. On the other hand, we should be able to take advantage of the efficiencies and cost controls we put in place during 2002, as well as a continued emphasis on driving further improvements in 2003. This should provide upward support for product margins. At this early stage in the year, anticipating annual product margins for 2003 to be plus or minus a hundred basis points from 2002 levels is a decent range to consider. Keep in mind, however, margins are historically softer in the first quarter mainly due to lower production volumes. So it would be prudent to anticipate margin retraction early in the year from current Q4 levels, with an improvement throughout the year as quarterly volumes increase. As the year develops, and we see how the top line grows, we should be able to get a clearer picture of how this will work out.

With respect to service margins in 2003, they will be highly dependent on our success in expanding into non-product support services. Many of the new service markets we are entering, typically do not carry the same level of margin as product support activities. For all of 2002, service revenue from product support activities accounted for just over 90% of the total. In the fourth quarter, they were under 90%. So here again, we have a scenario similar to product margins, where changes in the mix of services impact gross margins on a percentage basis, but add to operating margins. So as we discussed a moment ago with products, at this early stage in the year, anticipating annual service margins for 2003 to be plus or minus a hundred basis points from 2002 levels is also a decent range to consider. As we enhance our service delivery process and monitor our success in penetrating the new service markets, we will be better equipped to understand the impacts to these plans.

Obviously, with a plus or minus 100 basis point bracket around both product and service margins, total gross margins should fall in line.

Now let's move on to operating expenses. Total operating expenses for the quarter were $201 million, down 2% from Q4 of last year. R&D expenditures remained flat to Q3 levels at $53M, and were down about 10% from Q4 of last year. Our plans to keep R&D expenditures relatively flat to current levels on a dollar basis going forward into next year remain unchanged. SG&A expenses were relatively flat to Q4 of last year at $148 million. As an early look into 2003, SG&A expenses are a little more difficult to pin down because they will be dependent upon the level of revenue achievement. While we aren't planning on much appreciation in spending on the G&A side, we do plan on investing in sales and marketing throughout the year, but only as we are successful in effectively increasing our coverage models. With low to mid single digit revenue growth, we should be able to lower our SG&A ratio in 2003 to somewhere between 26 and 27% of revenues. Net interest income added a little over $2 million to pre-tax earnings in Q4, and we anticipate this to increase slightly during the upcoming year as our cash balance continues to grow. And finally, we are anticipating our effective tax rate to be closer to 30% in 2003.

The fourth quarter once again provided evidence of a constantly improving balance sheet and cash flow. Cash balances increased by $108 million in the quarter to $658 million. Cash was up over $200 million for the year, or 45%. We are virtually debt free. Our net cash/debt position improved by 75% over last year from $369 million to $646 million. Operating cash flow was approximately $100 million for the quarter and $360 million for the full year. We mentioned coming into the year, that with an ailing economy, we were putting goals in place across the world to decrease our "past due" accounts and ensure collection of our receivables. Our collection efforts drove a reduction in past due accounts receivable of over 30% when we compare year-end 2002 to 2001. Inventory levels at year-end were $133 million, down 28%, or $50 million from last year's levels. Inventory turns were 6.1 for the quarter, and 5.3 for the full year, a 33% improvement over last year. The financial strength at StorageTek, even with and during an economic downturn, has been, and should continue to be a "huge" advantage for us heading into 2003. We're extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

While we were successful improving our bottom line results during the IT spending slowdown in 2002, the environment is still difficult to predict with much certainty. The general consensus at this time seems to be calling for a rebound in the economy in the second half of the year, although some are saying even later. While there are encouraging signs from some customers, we are still seeing many companies looking for ways to work through constrained budgets. Assuming the economists are right, we are currently anticipating quarterly comparisons of revenue to be relatively flat, with maybe slight growth in the early part of the year. If the economy does turn around, we would anticipate some acceleration of revenue growth as the year progresses. Throughout the past year, we strengthened our direct channels, our coverage plans, our sales productivity, and our product and solution offerings. We've made every effort to be positioned to take advantage of the turnaround in the economy. But with the economic assumptions as described, at this time, we believe it is prudent on our part to assume a low to mid single-digit revenue growth for the full year. The seasonality of revenue distribution on a quarterly basis should be similar to what we experienced in 2002. Managing our discretionary spending to these revenue levels should allow us to deliver on solid bottom line growth.

In the meantime, we will continue to invest wisely in those areas where the profitable growth of our business can be the top priority and continue driving further productivity in all functions. Unleashing trapped profitability will remain on our minds and in our plans. We are confident with our business model, we are convinced of our strategy to provide full solutions for our customers through Information Lifecycle Management, and we look forward to continued success and growth in 2003.